EXHIBIT 99.1

Remark Holdings Reports Third Quarter 2018 Results

Announces Review of Strategic Alternatives
Continues to Actively Deploy KanKan AI Technology Across Multiple Sectors in China and Southeast Asia; Correlated AI Revenues Expected to Accelerate in Months Ahead
Updates 2018 Guidance; 3Q Results Primarily Impacted by Reduction of Revenue in FinTech Business due to Regulatory Audit and Lending Industry Slowdown

LAS VEGAS, NV - November 14, 2018 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (AI) solutions and digital media properties, including Vegas.com, reported its financial results for the third quarter ended September 30, 2018.

Management Commentary
“We are actively working with our blue-chip clients to deploy our advanced AI technology across a broad range of applications within multiple sectors in China and Southeast Asia,” said Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “The KanKan platform is unique in that it supports the development and launch of very accessible, customizable and easy-to-install AI solutions at reasonable price points for our clients. In turn, our business model is designed to generate a stream of recurring revenues combined with low capital costs. We continue to expect a substantial increase in our KanKan revenue as our current projects begin to scale in the months ahead.

“Given our growth potential and our strong assets, we continue to believe our share price is undervalued. As a result, we are currently working with our advisors to explore a range of options to unlock the value of our assets to the benefit of our shareholders. The consummation of any of our monetization efforts should provide ample liquidity that could be used to eliminate debt, fund growth or buyback shares.”

KanKan Artificial Intelligence Platform Recent Operational Highlights

•	Continued to work closely with a diverse group of clients to begin deployment of KanKan’s computer vision and behavior-analysis technologies in multiple venues.

•	KanKan has now started its AI solution deployments in retail, construction sites, traffic control, and restaurants, and expects to see more deployments in the months ahead.

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Remark was selected for the second consecutive year to present at the 5th World Internet Conference, sponsored by the Cyber Administration of China and Zhejiang Provincial People’s Government. Remark Holdings' Chairman and CEO Kai-Shing Tao spoke on “AI: New Opportunity for Integration and Development” and was selected to speak after extensive review of KanKan’s technology and client list. The conference is the largest and highest-level Internet conference held in China and is a summit for the world’s leading Internet companies.

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KanKan placed third in the Electronic Information category at the 7th Annual China Innovation and Entrepreneurship Competition in the Sichuan region. KanKan's top-three ranking has earned the Company a spot at the national finals competition that is set to take place in the fourth quarter of 2018. The China Innovation and Entrepreneurship Competition is the largest, highest-profile and most influential entrepreneurship competition in China with more than 30,000 total participants and only 200 participants advancing to the national finals. The competition is jointly sponsored by the Ministry of Science and Technology, the Ministry of Finance, the Ministry of Education, the National Network Information Office, and the National Federation of Industry and Commerce.

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Remark formed a strategic cooperative agreement with the School of Information and Software Engineering at the University of Electronic Science and Technology of China to jointly establish a school-enterprise laboratory for AI research and development. The two parties will work together to research ways to optimize and compress deep-learning models so that they can be run on lower-cost hardware with more efficient power consumption and strong performance. At the same time, Remark is pursuing significant research partnerships with several major u niversities in the US and UK. The collaborative partnership boosts KanKan's research and development resources for the development of new technological applications.

Travel & Entertainment Segment Three-Month Operational Highlights

•	Show ticket volume and conversion of traffic increased 9% and 28%, respectively, during the third quarter of 2018 compared to the same period of 2017.

Three Months Ended September 30, 2018 compared to 2017

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Revenue was flat at approximately $19.4 million. A $1.3 million increase in revenue resulting from transaction growth in the Travel & Entertainment segment and a $0.6 million increase in revenue from the deployment of the Company’s AI products and solutions were offset by a $1.8 million decrease in revenue from the Technology & Data Intelligence segment due to regulatory changes in China that impacted the Company’s FinTech business.

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Total cost and expense was $25.8 million, compared to $25.4 million. Among the largest drivers of the change were an increase in paid-search costs for the Travel & Entertainment segment resulting from the competitive nature of the paid-search marketplace and an increase in payroll-related costs and deployment costs for the Technology & Data Intelligence segment, partially offset by a decrease in cost of revenue for the Technology & Data Intelligence segment primarily as a result of the regulatory changes in China.

•	Operating loss was $6.4 million, compared to $5.9 million due to the increase in total cost and expense.

•	Adjusted EBITDA was $(2.8) million, compared to $(1.8) million.

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Net loss was $(3.8) million, or $(0.11) per diluted share, compared to a net loss of $(13.3) million or $(0.58) per diluted share. Net loss for the third quarter of 2018 included a non-cash gain of $3.5 million related to a change in the fair value of Remark’s warrant liability, which occurred due to the decrease in the Company’s stock price during the period. The same period of 2017 included a non-cash loss of $6.0 million related to a change in the fair value of Remark’s warrant liability, which occurred due to the increase in the Company’s stock price during the period.

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At September 30, 2018, the cash and cash equivalents balance was $9.9 million, and total restricted cash was $11.7 million, bringing the total combined cash position to $21.6 million, compared to a total combined cash position of $34.3 million at December 31, 2017. Cash decreased primarily due to an increase in total expense as the Company grew its operations in China and engaged in multiple proof-of-concept projects, the timing of payments related to elements of working capital, and paying security deposits related to our Travel & Entertainment business.

Review of Strategic Alternatives
Remark also announced today that it is evaluating strategic alternatives, including the potential sale of certain non-core assets, investment assets and operating businesses. Remark has engaged The Raine Group LLC as financial advisor for the strategic review process. The company does not plan to make any further statements about the strategic review process until a decision has been reached.

Update on Debt Repayment
On September 28, 2018 Remark did not make the $11.5 million payment required by its Financing Agreement, which constitutes an event of default. As a result of the default, the debt has been classified as current on the Company’s balance sheet. Remark is actively engaged in discussions with the Lenders regarding resolution of the default. In connection with those discussions, Remark has agreed to increase the amount of exit fees payable to the Lender by $1 million. The Lenders have informed Remark that they are willing to forebear from taking any enforcement action against the Company through the end of the year if the Company continues to pursue certain strategic alternatives.

2018 Financial Outlook
For the year ending December 31, 2018, management has updated its outlook to reflect the further impact of the lending industry regulatory audit on its FinTech business, as well as projected timing of revenue streams related to the various KanKan projects in early deployment. The Company now expects consolidated revenue of approximately $75 to $80 million in 2018, including $19 to $23 million in the fourth quarter. The low end of the range for the fourth quarter forecast includes nominal contributions from the Company’s Technology & Data Intelligence business.

Remark’s AI results have primarily been impacted by the recent shutdown of China's lending market due to an industry-wide regulatory audit and the effect of this development on its FinTech business. The Company started to see signs that liquidity in the lending market was beginning to loosen during the third quarter, but activity has remained far below normal. The Company is continuing to monitor the audit process and regulatory implications to determine the full impact on its FinTech operations, with the goal of making the necessary adjustments to its infrastructure and product approach.

Remark remains on plan in executing its strategy and rolling out its portfolio of AI solutions in conjunction with its clients in the retail and workplace and public safety sectors. Remark’s previous 2018 revenue guidance included the projected contribution from these combined initiatives based on the Company’s internal model, which has not changed. However, the timing of the revenue contribution from these initiatives has been pushed out as the scope of services Remark is working on with most current clients has expanded. Given the substantial agreements the Company has signed, and the actual deployments that are currently taking place, the Company believes it remains well positioned to accelerate its revenue growth in the months ahead.

Conference Call Information
Mr. Tao will hold a conference call today November 14, 2018 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these financial results. A question and answer session will follow management’s presentation.

Toll-Free Number: 888-394-8218
International Number: 323-701-0225
Conference ID: 8378226

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast simultaneously and available for replay via the investor section of the Company's website here.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through November 18, 2018.

Toll-Free Replay Number: 844-512-2921
International Replay Number: 412-317-6671
Replay ID: 8378226

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, financial, public safety and workplace arenas. The company also owns and operates digital media properties that deliver relevant, dynamic content and ecommerce solutions. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at www.remarkholdings.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Company Contact:
Alison Davidson
Remark Holdings, Inc.
adavidson@remarkholdings.com
702-701-9514

Investor Relations Contact:
Colton Krueger
The Plunkett Group, Inc.
Colton@ThePlunkettGroup.com
210-602-4078

[Tables to follow]

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Cash and cash equivalents	$9,902	$22,632
Restricted cash	11,655	11,670
Trade accounts receivable, net	4,753	3,673
Prepaid expense and other current assets	8,710	5,518
Notes receivable, current	100	290
Total current assets	35,120	43,783
Notes receivable	—	100
Property and equipment, net	11,630	13,387
Investment in unconsolidated affiliates	2,030	1,030
Intangibles, net	19,950	23,946
Goodwill	20,099	20,099
Other long-term assets	1,620	1,192
Total assets	$90,449	$103,537

Liabilities and Stockholders’ Equity
Accounts payable	$23,956	$17,857
Accrued expense and other current liabilities	12,034	18,795
Deferred merchant booking	8,727	9,027
Contract liability	5,049	3,691
Note payable	3,000	3,000
Current maturities of long-term debt, net of unamortized discount and debt issuance cost	37,319	38,085
Total current liabilities	90,085	90,455
Warrant liability	7,072	89,169
Other liabilities	3,296	3,501
Total liabilities	100,453	183,125

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 36,468,696 and 28,406,026 shares issued and outstanding; each at September 30, 2018 and December 31, 2017, respectively	36	28
Additional paid-in-capital	304,006	220,117
Accumulated other comprehensive income	48	115
Accumulated deficit	(314,094)	(299,848)
Total stockholders’ equity (deficit)	(10,004)	(79,588)
Total liabilities and stockholders’ equity	$90,449	$103,537

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	19,351	19,449	56,788	52,004

Cost and expense
Cost of revenue (excluding depreciation and amortization)	4,393	5,641	14,557	12,270
Sales and marketing	7,213	6,326	20,884	17,975
Technology and development	842	865	2,587	2,657
General and administrative	10,444	9,971	44,941	26,656
Depreciation and amortization	2,756	2,482	8,220	8,237
Impairments	—	28	—	28
Other operating expense	117	66	264	168
Total cost and expense	25,765	25,379	91,453	67,991

Operating loss	(6,414)	(5,930)	(34,665)	(15,987)
Other income (expense)
Interest expense	(1,307)	(1,080)	(3,968)	(3,279)
Other income, net	1	—	56	20
Change in fair value of warrant liability	3,525	(5,978)	22,190	2,351
Other gain (loss)	(12)	(33)	511	(85)
Total other income, net	2,207	(7,091)	18,789	(993)

Income (loss) before income taxes	(4,207)	(13,021)	(15,876)	(16,980)
Benefit from (provision for) income taxes	442	(229)	1,437	(603)
Net income (loss)	(3,765)	(13,250)	(14,439)	(17,583)
Other comprehensive income (loss)
Foreign currency translation adjustments	(82)	48	(67)	20
Comprehensive income (loss)	(3,847)	(13,202)	(14,506)	(17,563)

Weighted-average shares outstanding, basic and diluted	35,463	22,811	33,608	22,744
Net loss per share, basic and diluted	(0.11)	(0.58)	(0.43)	(0.77)